Exhibit 99.1

KORN/FERRY INTERNATIONAL	NEWS
MEDIA CONTACT:
Michael Distefano
+ 1 (310) 843 — 4199
Michael.Distefano@kornferry.com
Korn/Ferry Announces Leadership Succession Plans
— Paul C. Reilly to Transition Out of Executive Chairman Role Upon End of Fiscal Year —
LOS ANGELES, Calif., March 2, 2009 — Korn/Ferry International (NYSE: KFY), a premier global provider of talent management solutions, today announced that Paul C. Reilly will be stepping down from his roles as Executive Chairman and President of Korn/Ferry’s EMEA division effective April 30, 2009 as part of a planned succession effort. Mr. Reilly has accepted the role of President of Raymond James Financial, a diversified financial services company, headquartered in St. Petersburg, Florida. Mr. Reilly has served on the Raymond James board of directors since 2005.
Mr. Reilly joined Korn/Ferry in June 2001 as Chairman and Chief Executive Officer. During his tenure, Mr. Reilly spearheaded the Firm’s transformational strategy from an executive recruiting to a diversified talent management solutions provider. In April of 2007, Korn/Ferry announced the transition of the role of Chief Executive Officer from Mr. Reilly to Gary D. Burnison.
“Korn/Ferry is forever grateful to Paul Reilly,” said Mr. Burnison. “Under his stewardship, we regained the top spot in the industry, established a culture built around collaboration and best teaming and have put the pieces in place to further our transformation as a leading talent management solutions provider. Although our succession has been well-planned and the transition proceeded exceedingly smoothly, it is still bittersweet to see Paul depart for his next adventure. We wish him well.”
“I am very proud of the people, the progress and the achievements we have made at Korn/Ferry over the past eight years,” said Mr. Reilly. “During this time we have created something very unique, bringing science to a time-tested art and expanding our capabilities to help our clients manage the retention and development of its people, not just the attraction of new talent. I am thankful for the numerous deep and personal relationships I have made here and I will remain close to the organization as it makes new strides and breaks new ground in the years ahead.”
About Korn/Ferry International
Korn/Ferry International (NYSE:KFY), with more than 90 offices in 40 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.